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                                                                    Exhibit 3(b)




                              ACTUARIAL OPINION

This opinion is supplied with the filing of Post-Effective Amendment No. 2 to the Registration Statement on Form S-6, File No. 33-65399, by the KILICO Separate Account (the "Separate Account") and Kemper Investors Life Insurance Company ("KILICO") covering an indefinite number of units of interest in the Separate Account. Premiums received under KILICO's Variable Life Policies may be allocated by KILICO to the Separate Account as described in the Prospectus included in the Registration Statement.



I am familiar with the Policy provisions and the description in the Prospectus and it is my opinion that the illustrations of death benefits, accumulated values, cash values, and accumulated premiums included in Appendix A of the Prospectus, based on the assumptions in the illustrations, are consistent with the Policy provisions. The Policy rate structure has not been designed to make the relationship between planned premiums and benefits, as shown in the illustrations, appear more favorable in to prospective nonsmoker males ages 35 and 60, than to nonsmoker males at other ages. The nonsmoker risk class generally has a more favorable rate structure than the smoker risk classes. Female risk classes generally have a more favorable rate structure than male risk classes.


The current and guaranteed monthly mortality rates used in the illustrations have not been designed so as to make the relationship between current and guaranteed rates more favorable for the ages and sexes illustrated than for a nonsmoker male at other ages. The nonsmoker risk classes generally have lower monthly mortality rates than the smoker risk classes. The female risk classes generally have lower monthly mortality rates than the male risk classes.

I consent to the use of this opinion as an Exhibit to Post-Effective Amendment No. 2 to the Registration Statement and to the reference to me under the heading "Experts" in the Prospectus.



                                                /s/ Christopher J. Nickele
                                                ----------------------------
                                                Christopher J. Nickele, FSA MAAA
                                                Actuarial Officer - Agency